UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Form 3

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

Name and Address of Reporting Person*
Landon Barretto
1916 Pike Place PMB 1060
Seattle, WA 98101

Date of Event
Requiring Statement
(Month/Day/Year)
 02/15/01

Issuer Name and Tickler or Trading Symbol
Griffin Industries, Inc.

Relationship of Reporting Person(s) to Issuer
Director, Officer, 10% owner

If Amendment, Date of
Original (Month/Day/Year)
na

Individual or Joint/Group Filing (Check Applicable Line) one reporting person

Table 1 - Non-Derivative Securities Beneficially owned
Title of Security			Amount owned	Ownership Form
Common Stock 			1,504,330 		Direct
Series A Preferred Stock	2,500,000		Direct

Table II - Derivative Securities Beneficially Owned
Title of Security 		Date Exercisable 	Expiration Date
Warrants				3/17/2000		3/17/2003

Title and Amt of Sec. 	Num. of shares Exercise Price
Common Stock		500,000		$1

Ownership Form 	Nature of Beneficial ownership
Direct (D) 		Held in reporting person's name



/s/ Landon Barretto				02/04/01
Signature or Reporting Person			Date